PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	Media: Tara Wall
Senior Vice President, Investor Relations	Senior Vice President, Communications
Amerigroup Corporation	Amerigroup Corporation
(757) 321-3597	(757) 518-3671

Amerigroup Reports Q4 Net Income of $40.2 Million or $0.79 per Diluted Share
Full-Year Net Income of $149.3 Million or $2.85 per Diluted Share

VIRGINIA BEACH, Va. (February 19, 2010) – Amerigroup Corporation (NYSE: AGP) today announced that net income for the fourth quarter of 2009 was $40.2 million, or $0.79 per diluted share, versus $35.9 million, or $0.67 per diluted share, for the fourth quarter of 2008.  For the year ended December 31, 2009, the Company’s net income was $149.3 million, or $2.85 per diluted share.

Highlights include:
•	Membership was approximately 1.8 million as of December 31, 2009, representing a 13.2% increase over the fourth quarter of 2008 and a 0.6% increase compared to the third quarter of 2009.
•	Fourth quarter total revenue was $1.4 billion; an 18.5% increase over the fourth quarter of 2008 and a 4.5% increase compared to the third quarter of 2009.
•	Health benefits expense was 84.6% of premium revenues for the fourth quarter of 2009.
•	Selling, general and administrative expenses were 7.7% of total revenues.
•	Cash flow provided by operations was $147.0 million for the full year ended December 31, 2009 and $40.4 million in the fourth quarter of 2009.
•	Unregulated cash and investments were $232.0 million as of December 31, 2009.
•	Medical claims payable as of December 31, 2009 totaled $529.0 million compared to $550.1 million, as of September 30, 2009.
•	Days in claims payable was 42, compared to 45 days in the previous quarter.
•
The Company repurchased approximately 295,000 shares of its common stock during the fourth quarter for $6.9 million.  For the full year, the Company repurchased approximately 2.7 million shares of its common stock for $69.8 million.

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February 19, 2010

“We are very pleased with our strong finish to the year.  Though 2009 included many challenges, we were able to respond effectively,” said James G. Carlson, Amerigroup’s Chairman and Chief Executive Officer.  “While total membership exceeded expectations during the year, primarily due to swelling Medicaid eligibility in most states, premium rates were suppressed due to unprecedented state budget deficits.  Additionally, medical cost trends were elevated in comparison to historical standards, mostly due to higher outpatient costs and the emergence of a significant, off-season influenza strain (H1N1).”

“Our outpatient costs are beginning to show signs of moderation and the impact of the H1N1 virus declined during the fourth quarter,” he continued.  “Considering the range of outcomes that were possible in the fourth quarter of 2009, we are encouraged with the way our performance improved.”

Premium Revenues
Premium revenues for the fourth quarter of 2009 increased 19.3% to $1.4 billion compared to $1.1 billion in the fourth quarter of 2008.  Sequentially, premium revenues increased $58.7 million, or 4.5%, compared with the third quarter of 2009.  The sequential increase primarily reflects the impact of rate increases in Tennessee and Georgia as well as membership gains in the Temporary Aid for Needy Family (TANF) product in most markets.

In December, the Company received final confirmation of its rate increase in Tennessee, which was retroactive to July 1, 2009 and will be effective through June 30, 2011.  The Company recognized approximately $12.6 million of revenue in the fourth quarter due to the retroactive nature of the Tennessee rate increase.  In a similar fashion, the Company recorded approximately $2.5 million of revenue in the fourth quarter of 2009 for the Georgia rate increase due to its retroactive impact back to July 1, 2009.

For the year ended December 31, 2009, premium revenues increased 18.2% to $5.2 billion from $4.4 billion for the year ended December 31, 2008.

Investment Income and Other Revenues
Fourth quarter investment income and other revenues were $4.9 million versus $12.7 million in the fourth quarter of 2008 and compared to $5.3 million in the third quarter of 2009.  Investment income decreased on a sequential basis due to a slight decrease in yield.

For the full year, investment income and other revenues were $29.1 million versus $71.4 million in 2008.  The decrease was the result of lower rates of return on fixed income securities due to market interest rates and the Company’s conclusion of the Administrative Services Only (ASO) contract in West Tennessee in October of 2008.  Investment income and other revenues for the year-ended 2008 included approximately $19.3 million of ASO revenue related to the West Tennessee contract.

Health Benefits
Health benefits expense, as a percent of premium revenues, was 84.6% for the fourth quarter of 2009 versus 83.2% in the fourth quarter of 2008, and compared to 87.5% in the third quarter of 2009.  For the full-year 2009, the health benefits ratio was 85.4% compared to 82.9% for the full-year 2008.

The sequential improvement in the health benefits ratio was primarily due to favorable reserve development and premium rate increases.

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February 19, 2010

The favorable reserve development, net of associated experience rebate accruals in Texas, impacted the health benefits ratio by approximately 190 bps.  Based on further paid claims activity during the quarter, the Company was able to revise its medical cost estimates for earlier quarters in 2009.  The downward revisions were most significant in the second quarter and the early part of the third quarter.  Estimates for trend still remain high compared to historical standards, but results demonstrate some moderation relative to previous estimates.

Additionally, the Company recorded increased revenue during the fourth quarter for the annual rate increases in Tennessee and Georgia, as noted in the Premium Revenues section above, which also favorably impacted the health benefits ratio.

“During a period of elevated medical costs, we are pleased that our previously established reserve estimates have proven to be solid,” said James W. Truess, Amerigroup’s Chief Financial Officer.  “Looking back over the year, trends were high relative to historical standards in the first couple of quarters, largely driven by outpatient costs.  We identified these changes in a timely manner and initiated a set of actions to combat the increases.  More recently, after the H1N1 peak in October, we are seeing some initial indications of trend moderation in the fourth quarter.”

The impact from H1N1 in the fourth quarter 2009 was elevated in comparison with the third quarter of 2009, but the overall impact was less than previously expected.  The Company began to see signs of abatement during the fourth quarter as the impact from the H1N1 flu peaked in October and moderated significantly by December.  The Company currently estimates that H1N1 raised the health benefits ratio by approximately 90 bps in the quarter.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 7.7% of total revenues for the fourth quarter of 2009, versus 9.0% in the fourth quarter of 2008, and compared to 6.3% for the third quarter of 2009.  The selling, general and administrative expense ratio increased sequentially, due to the reversal of variable compensation accruals in the third quarter of 2009 which lowered the ratio in that quarter.

For the full-year 2009, the selling, general and administrative expense ratio was 7.6% compared with 9.8% for the full-year 2008.

Premium Taxes
Fourth quarter premium taxes were $33.2 million versus $25.7 million for the fourth quarter of 2008, and compared to $38.3 million in the third quarter of 2009.  The sequential decrease in premium taxes was primarily due to the elimination of premium tax in Georgia, effective October 1, 2009.

For the full-year 2009, premium taxes were $134.3 million versus $93.8 million for the full-year 2008.

Net Income
Net income for the fourth quarter of 2009 was $40.2 million, or $0.79 per diluted share, versus $35.9 million, or $0.67 per diluted share, for the fourth quarter of 2008.

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February 19, 2010

For the year ended December 31, 2009, the Company’s net income was $149.3 million, or $2.85 per diluted share.  Excluding the positive impact of a tax adjustment of $22.4 million, or $0.43 per diluted share, recorded in the second quarter of 2009, net income would have been $126.8 million, or $2.42 per diluted share.  For the full-year 2008, the Company’s net loss was $56.6 million, or $1.07 per diluted share, including the impact of a one-time litigation charge of $234.2 million, or $199.6 million net of the related tax benefit.  Excluding the impact of this charge, full-year 2008 net income would have been $143.0 million, or $2.66 per diluted share.  A reconciliation of these non-GAAP financial measures to GAAP is included on page 12 of this release.

Balance Sheet and Cash Flow Highlights
Cash and investments at December 31, 2009 totaled $1.5 billion of which $232.0 million was unregulated compared to $277.2 million in the third quarter of 2009.  The sequential decline is due to increased funding of the Company’s health plan subsidiaries of approximately $40 million for rising statutory net worth requirements.  During the quarter, the Company also repurchased approximately 295,000 shares of its common stock for $6.9 million under the Company’s ongoing stock repurchase program.   For the full year, the Company repurchased approximately 2.7 million shares of its common stock for $69.8 million.

The debt to total capital ratio decreased to 19.3% as of December 31, 2009, from 19.8%, as of September 30, 2009.

Medical claims payable as of December 31, 2009 totaled $529.0 million compared to $550.1 million as of September 30, 2009.  Days in claims payable represented 42 days of health benefits expense compared to 45 days in the previous quarter.  The sequential decline in days was primarily due to a normal weekly claims disbursement cycle occurring on the last day of the fourth quarter.  This resulted in complete distribution of the final claims payment cycle in the fourth quarter compared to partial distribution in the third quarter.

In light of increasing claims processing speed that has been achieved during 2009, the Company is revising its expected range for days in claims payable to 40 to 50 days.

Included on page 11 is a table presenting the components of the change in medical claims payable for the twelve month periods ended December 31, 2009 and December 31, 2008.

Cash Flow Highlights
Cash flow from operations totaled $147.0 million for the twelve months ended December 31, 2009 and $40.4 million for the fourth quarter versus $72.6 million in the third quarter of 2009.  The sequential decline in cash flow from operations for the quarter was primarily due to an experience rebate payment to the State of Texas.

Outlook
In October of 2009, the Company withdrew its earnings per share guidance for 2009 due to the wide range of medical cost outcomes that were possible in the fourth quarter as well as uncertainty regarding premium rate actions.  The Company has elected not to resume the practice of issuing guidance at this time pending further clarity on medical cost trends and additional insight on state premium rate actions.

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February 19, 2010

Fourth Quarter Earnings Call
Amerigroup senior management will discuss the Company’s fourth quarter results on a conference call Friday, February 19, 2010 at 8:30 a.m. Eastern Time (ET).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 49316157.  The replay will be available shortly after the conclusion of the call until Friday, February 26, 2010, at 11:59 p.m. Eastern Time.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation
Amerigroup Corporation and its subsidiaries help those in publicly funded healthcare programs by ensuring that these individuals enter an organized system of care and a true medical home. Serving approximately 1.8 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company’s product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions.  Amerigroup is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements, including statements related to membership growth, medical costs and outpatient cost trends, the severity of the flu season, the impact of the H1N1 virus and days in claims payable.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; national, state and local economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions and capital improvements; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

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February 19, 2010

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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February 19, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008[1]	2009	2008[1]

Revenues:
Premium	$1,357,683	$1,137,632	$5,158,989	$4,366,359
Investment income and other	4,902	12,687	29,081	71,383
Total revenues	1,362,585	1,150,319	5,188,070	4,437,742
Expenses:
Health benefits	1,148,366	946,095	4,407,273	3,618,261
Selling, general and administrative	105,191	103,772	394,089	435,876
Premium tax	33,200	25,706	134,277	93,757
Litigation settlement	-	-	-	234,205
Depreciation and amortization	8,299	10,926	34,746	37,385
Interest	3,867	4,407	16,266	20,514
Total expenses	1,298,923	1,090,906	4,986,651	4,439,998
Income (loss) before income taxes	63,662	59,413	201,419	(2,256)
Income tax expense	23,440	23,550	52,140	54,350
Net income (loss)	$40,222	$35,863	$149,279	$(56,606)

Diluted net income (loss) per share	$0.79	$0.67	$2.85	$(1.07)

Weighted average number of common shares and dilutive potential common shares outstanding	51,069,265	53,345,226	52,309,268	52,816,674 [2]

[1] 2008 results reflect the previously disclosed reclassification of premium taxes and experience rebate. Additionally, results include the impact from the adoption of a new accounting pronouncement related to convertible debt instruments which increased interest expense in each of the periods presented.
[2] Weighted shares in the twelve months ended December 31, 2008 exclude potentially dilutive common stock equivalents due to the net loss in that period in accordance with U.S. generally accepted accounting principles.

The following table sets forth selected operating ratios.  All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Premium revenue	99.6%	98.9%	99.4%	98.4%
Investment income and other	0.4	1.1	0.6	1.6
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	84.6%	83.2%	85.4%	82.9%
Selling, general and administrative expenses	7.7%	9.0%	7.6%	9.8%
Income (loss) before income taxes	4.7%	5.2%	3.9%	(0.1	) %
Net income (loss)	3.0%	3.1%	2.9%	(1.3	) %

[1]	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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February 19, 2010

The following table sets forth the approximate number of members the Company served in each state as of December 31, 2009 and 2008.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted twice in the states where the Company offers both plans.

	December 31,
	2009	2008
Texas[1]	505,000	455,000
Georgia	249,000	206,000
Florida	236,000	237,000
Tennessee	195,000	187,000
Maryland	194,000	169,000
New Jersey	118,000	105,000
New York	114,000	110,000
Nevada	62,000	-
Ohio	60,000	58,000
Virginia	35,000	25,000
New Mexico	20,000	11,000
South Carolina[2]	-	16,000
Total	1,788,000	1,579,000

[1] Membership includes approximately 13,000 ASO members in 2009.
[2] Amerigroup exited the State of South Carolina on March 1, 2009.

The following table sets forth the approximate number of members in each of the Company's products as of December 31, 2009 and 2008.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	December 31,
Product	2009	2008
TANF (Medicaid)[1]	1,255,000	1,095,000
CHIP[1]	259,000	253,000
ABD (Medicaid)[2]	196,000	182,000
FamilyCare (Medicaid)	63,000	40,000
Medicare Advantage	15,000	9,000
Total	1,788,000	1,579,000

[1] 2008 reflects a reclassification from CHIP to TANF to coincide with State classifications.
[2] Membership includes approximately 13,000 ASO members in 2009.

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February 19, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$505,915	$763,272
Short-term investments	137,523	97,466
Premium receivables	104,867	86,595
Deferred income taxes	26,361	25,347
Prepaid expenses, provider and other receivables and other	47,316	42,281
Total current assets	821,982	1,014,961

Property, equipment and software, net	101,002	103,747
Goodwill and other intangible assets, net	249,730	250,205
Long-term investments, including investments on deposit for licensure	813,976	571,663
Other long-term assets	12,944	15,091
Total assets	$1,999,634	$1,955,667

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$529,036	$536,107
Unearned revenue	98,298	82,588
Accounts payable	4,685	6,810
Accrued expenses and other	127,278	170,811
Current portion of long-term debt	-	506
Total current liabilities	759,297	796,822

Long-term debt	235,104	268,956
Other long-term liabilities	20,789	17,230
Total liabilities	1,015,190	1,083,008

Stockholders’ equity:
Common stock, $.01 par value	546	539
Additional paid-in capital, net of treasury stock	391,912	434,789
Accumulated other comprehensive income (loss)	1,354	(4,022)
Retained earnings	590,632	441,353
Total stockholders’ equity	984,444	872,659
Total liabilities and stockholders' equity	$1,999,634	$1,955,667

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February 19, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Twelve months ended
	December 31,
	2009	2008
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$149,279	$(56,606)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,746	37,385
Loss on disposal of property, equipment and software	585	644
Deferred tax expense (benefit)	818	(288)
Compensation expense related to share-based payments	15,936	10,381
Convertible debt non-cash interest expense	9,974	9,344
Other	(167)	8,367
Gain on sale of contract rights	(5,810)	-
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(18,272)	(3,655)
Prepaid expenses, provider and other receivables and other current assets	(2,310)	41,183
Other assets	(1,146)	788
Claims payable	(7,071)	(5,066)
Unearned revenue	15,710	26,651
Accounts payable, accrued expenses and other current liabilities	(43,758)	5,557
Other long-term liabilities	(1,480)	(409)
Net cash provided by operating activities	147,034	74,276

Cash flows from investing activities:
Release of restricted investments held as collateral	-	351,318
Purchase of investments, net	(265,307)	(3,081)
Purchase of investments on deposit for licensure, net	(7,410)	(5,493)
Purchase of property, equipment and software	(29,738)	(37,034)
Proceeds from sale of contract rights	5,810	-
Purchase price adjustment received	-	1,500
Net cash (used in) provided by investing activities	(296,645)	307,210

Cash flows from financing activities:
Repayments of borrowings under credit facility	(44,318)	(84,028)
Payment of capital lease obligations	-	(368)
Proceeds and tax benefits from exercise of stock options and change in bank overdrafts and other, net	6,323	9,215
Treasury stock repurchases	(69,751)	(30,647)
Net cash used in financing activities	(107,746)	(105,828)
Net (decrease) increase in cash and cash equivalents	(257,357)	275,658
Cash and cash equivalents at beginning of year	763,272	487,614
Cash and cash equivalents at end of year	$505,915	$763,272

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February 19, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Twelve months ended
	December 31, 2009	December 31, 2008
Medical claims payable, beginning of period	$536,107	$541,173

Health benefits expense incurred during period:
Related to current year	4,492,590	3,679,107
Related to prior years	(85,317)	(60,846)
Total incurred	4,407,273	3,618,261

Health benefits payments during period:
Related to current year	4,007,789	3,197,732
Related to prior years	406,555	425,595
Total payments	4,414,344	3,623,327

Medical claims payable, end of period	$529,036	$536,107

Health benefits expense incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expense due to revisions to prior estimates.

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February 19, 2010

Reconciliation of Non-GAAP Financial Measures

Management believes that the presentation of certain financial information in this press release, excluding the tax adjustment and litigation settlement charge that were recorded in twelve months ended December 31, 2009 and December 31, 2008, respectively, which is non-GAAP financial information, is useful to investors and improves the comparability of the Company's ongoing operational results between periods.  The non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

2009 Operating Results Excluding the Positive Impact of the Tax Adjustment

	GAAP	Less: Impact	Adjusted
	Twelve months ended	of Tax	Twelve months ended
	December 31, 2009	Adjustment	December 31, 2009
Revenues:
Premium	$5,158,989	$-	$5,158,989
Investment income and other	29,081	-	29,081
Total revenues	5,188,070	-	5,188,070
Expenses:
Health benefits	4,407,273	-	4,407,273
Selling, general and administrative	394,089	-	394,089
Premium tax	134,277	-	134,277
Depreciation and amortization	34,746	-	34,746
Interest	16,266	-	16,266
Total expenses	4,986,651	-	4,986,651
Income before income taxes	201,419	-	201,419
Income tax expense (benefit)	52,140	(22,449)	74,589
Net income	$149,279	$22,449	$126,830

Diluted net income per share	$2.85	$(0.43)	$2.42

Weighted average number of common shares and dilutive potential common shares outstanding	52,309,268		52,309,268

2008 Operating Results Excluding the Impact of the Litigation Settlement

	GAAP	Less: Impact	Adjusted
	Twelve months ended	of Litigation	Twelve months ended
	December 31, 2008	Settlement	December 31, 2008
Revenues:
Premium	$4,366,359	$-	$4,366,359
Investment income and other	71,383	-	71,383
Total revenues	4,437,742	-	4,437,742
Expenses:
Health benefits	3,618,261	-	3,618,261
Selling, general and administrative	435,876	-	435,876
Premium tax	93,757	-	93,757
Litigation settlement	234,205	234,205	-
Depreciation and amortization	37,385	-	37,385
Interest	20,514	-	20,514
Total expenses	4,439,998	234,205	4,205,793
(Loss) income before income taxes	(2,256)	(234,205)	231,949
Income tax expense (benefit)	54,350	(34,567)	88,917
Net (loss) income	$(56,606)	$(199,638)	$143,032

Diluted net (loss) income per share	$(1.07)	$3.73	$2.66

Weighted average number of common shares and dilutive potential common shares outstanding	52,816,674		53,726,342

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